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Exhibit 10.8

MACK-CALI REALTY CORPORATION

TAX GROSS UP AGREEMENT

        Agreement ("Agreement") effective as of January 2, 2003 by and between Mack-Cali Realty Corporation (the "Company") and Barry Lefkowitz ("Employee").

        Whereas, pursuant to the Employee Stock Option Plan of Mack-Cali Realty Corporation which was originally effective August 31, 1994 and amended and restated as of December 1, 1998 (the "Plan"), the Company, on January 2, 2003, awarded 28,000 shares of the Company's common stock, par value $.01 per share ("Restricted Shares") to the Employee subject to the terms, conditions, and restrictions set forth in the Plan, the Restricted Share Award Agreement between the Employee and the Company dated January 2, 2003 (hereinafter, "Restricted Share Award Agreement") and the Second Amended and Restated Employment Agreement dated as of July 1, 1999 by and between the Company and the Recipient (the "Employment Agreement"); and

        Whereas, the Company wishes to provide the Employee with certain tax gross up payments upon the vesting of such Restricted Shares;

        Now Therefore, the parties hereto hereby agree as follows:

        1.    Employee shall be entitled to receive a tax gross-up payment (the "Tax Gross-Up Payment" from the Company with respect to each tax year in which the Restricted Shares granted pursuant to the Restricted Share Award Agreement vest and are distributed to him. Each Tax Gross-Up Payment shall be a dollar amount equal to forty-three percent (43%) of the fair market value of the Restricted Shares at the time of vesting, exclusive of dividends.

        2.    In the event vesting occurs with respect to any Restricted Shares as a result of the achievement of the required performance goals, as set forth in the Restricted Share Award Agreement, such payment shall be made as soon as practicable after a determination that the performance goals have been achieved but in no event later than the ninetieth (90th) day of the fiscal year of the Company immediately following the fiscal year as to which the performance goals were achieved irrespective of whether Employee is still employed on the date of such payment. In the event vesting occurs for any other reason, including, without limitation, termination of Employee's employment by the Company without Cause (as defined in the Employment Agreement) or by Employee for Good Reason (as defined in the Employment Agreement) (but excluding a termination by the Company for Cause or a voluntary quit without Good Reason by Employee), such payment shall be made as soon as practicable after the date of vesting but in no event later than the tenth (10th) business day following such vesting.

        3.    The Company shall have the right to deduct and withhold from all Tax Gross-Up Payments all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

        4.    Nothing in this Agreement shall confer on the Employee any right to continue as an employee of the Company or in any way affect the Company's or any subsidiary's right to terminate the Employee's employment at any time subject to the terms of the Employment Agreement.

        5.    This Agreement together with the Restricted Share Award Agreement and the Employment Agreement contain the entire understanding of the parties with respect to the payment of the Tax Gross-Up Payments and this Agreement shall not be modified or amended except in writing and duly signed by each of the parties.

        6.    This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

        7.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation
By:	/s/ MITCHELL E. HERSH Mitchell E. Hersh Chief Executive Officer
Employee
/s/ BARRY LEFKOWITZ Barry Lefkowitz

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  Exhibit 10.8
MACK-CALI REALTY CORPORATION TAX GROSS UP AGREEMENT